Exhibit 10.1

Mr. Chris Campbell

Christian L. Campbell Consulting, LLC

15 July, 2021

Strictly Private & Confidential

Senior Advisor Service Contract

Dear Chris,

We are pleased to offer you the subject Term Contract (“Contract”) with Yum China Holdings, Inc. (“the Company” or “Yum China”) under the following terms and conditions:

1.	Contract Period

This Contract covers a period of 11 months, effective July 1, 2021 to May 31, 2022. Contract period can be extended subject to mutual agreement.

2.	Work Schedule & Work Location

You are committed to provide, based out of US, on average 14 hours of service per month, not exceeding 42 hours per quarter.

3.	Role & Responsibilities

You will attend Board meetings, Compensation Committee meetings or any other meetings or private sessions as requested by the chairperson of the Board or Compensation Committee. You will provide governance and Board advisory services to the Board, including to the chairperson of the Board and Compensation Committee of Yum China.

4.	Service Fee (retainer)

You will be paid a monthly retainer of USD 21,000 (i.e. US$ 252,000 per annum). Hours in excess of 42 hours per quarter will be paid at US$1,500 per hour supported by time sheet.

Our US office will arrange the payment of service fee to you monthly in arrears. You are responsible for any US tax on the retainer /service fee, as an independent consultant.

5.	Business Travel and International Call Reimbursement

For approved business travel, expenses will be reimbursed in accordance with the Company’s business travel policy. If personal phone use is required to do business in China, you will submit the related invoices to Yum China for reimbursement.

6.	Code of Conduct

In your role, the Company expects that you will obey the laws and regulations and respect the lawful customs of US and the People’s Republic of China and any other countries /territories which you may visit in the areas of business duties.  Naturally, we would expect that you would not engage in any employment or business activity which conflicts with the business interest of the Company and its affiliates.

7.	Non Solicitation

In signing this Term Contract, you agree that during the period of one (1) year following the termination of this contract, you shall not:

Solicit or endeavor to entice away from the Company and its affiliates any other employee or person engaged (whether or not such a person would commit any breach of contract by reason leaving the service of the Company), or any customer of Yum China and its affiliates.

8.	Non-Disclosure

You agree at all times (notwithstanding the termination of this contract) not to use for your own advantage, or to disclose to any third party any information concerning the business or affairs of Yum China and its affiliates, comprising trade secrets and business matters or information which you know or ought reasonably to have known to be confidential. In addition, you also agree that you shall not use or rely upon any confidential information or non-public material information relating to Yum China and/or its affiliates as the basis to purchase, sell or otherwise acquire, dispose of or transfer shares of the Company.

9.	Contract Termination

A one-month notice period is to be provided by either party if this Term Contract has to be terminated prior to May 31, 2022.

10.	Indemnity

Yum China agrees to indemnify and hold Chris Campbell and Christian L. Campbell Consulting LLC  (collectively “Consultant”) harmless from liabilities, losses or damages resulting from the performance of this Contract, including any liabilities, losses or damages arising out of any action, proceeding or investigation brought by any person or entity which involves Consultant in any way. In addition, Yum China agrees to reimburse Consultant for reasonable legal expenses incurred by Consultant in connection with any such actions, proceedings or investigation.

If at any time any provision of this contract is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions shall not be impaired or affected.

Kindly acknowledge your acceptance of the above terms by signing and returning the duplicate of this letter to the undersigned.

Yours sincerely,

Yum China Holdings, Inc.

By: /s/ Fred Hu

Dr. Fred Hu, Chairman of the Board of Directors, Yum China Holdings, Inc.

I, Chris Campbell, as Owner of Christian L. Campbell Consulting, LLC, a Florida limited liability company, confirm that I have read, understood and agreed to the terms of this Service Contract outlined in this letter.

Christian L. Campbell Consulting, LLC, a Florida limited liability company

By: /s/Chris Campbell

Chris Campbell, Owner

7/19/21

Date